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                                                                     EXHIBIT 5.1

                      Troy & Gould Professional Corporation
                       1801 Century Park East, 16th Floor
                          Los Angeles, California 90067


August 16, 2004


Xenonics Holdings, Inc.
2236 Rutherford Road, Suite 123
Carlsbad, California 92008

Ladies and Gentlemen:

      You have requested our opinion with respect to certain matters in connection with the filing by Xenonics Holdings, Inc., a Nevada corporation (the "COMPANY"), of a Registration Statement on Form SB-2 (the "REGISTRATION STATEMENT") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "PROSPECTUS"), covering the offering for resale of up to 2,354,340 shares (the "Shares") of common stock of the Company, par value $0.001 per share (the "COMMON STOCK"), comprised of 2,185,375 shares (the "ISSUED SHARES") of Common Stock which are issued and outstanding and 168,965 shares (the "WARRANT SHARES") of Common Stock issuable upon exercise of certain outstanding warrants (the "WARRANTS").

      In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Articles of Incorporation, the Company's Certificate of Amendment of Articles of Incorporation, the Company's Bylaws, the Warrants, and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

      The law covered by our opinion is limited to the internal laws of the State of California. We neither express nor imply any opinion with respect to the laws of any other jurisdiction, and we assume no responsibility with respect to the application or effect of the laws of any other jurisdiction.

      This opinion is provided to the Company and the Securities and Exchange Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us consists of the matter set forth below, and no opinion may be implied or inferred beyond that expressly stated.

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      Based upon the foregoing, , and in reliance thereon, we are of the opinion that: (i) the Issued Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                       /s/ Troy & Gould Professional Corporation
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